UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2015

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On October 7, 2015, our wholly-owned subsidiary, University of Phoenix, Inc., was notified by the U.S. Department of Defense (“DoD”) that the University had been placed on probationary status in respect of its participation in the DoD Tuition Assistance Program for active duty military personnel, and that the DoD is considering whether to terminate the DoD Voluntary Education Partnership Memorandum of Understanding with the University (“DoD MOU”) which is the basis on which the University’s active duty military students participate in the DoD Tuition Assistance Program. While on probationary status, currently eligible enrolled students will remain eligible to participate in the Tuition Assistance Program, but newly enrolled or transfer students of the University will not be eligible. In addition, while on probationary status the University will not be permitted to engage in various activities at military installations, including job training, career events, fairs and other sponsored events.

The DoD cited the following in support of its actions:

•	Compliance issues identified in July and August 2015 regarding the use of “challenge coins” by University of Phoenix without receipt of the necessary trademark approvals, and the sponsoring by the University of various events at military installations without the specific written approval of the officer designated in the DoD MOU;

•	The Civil Investigative Demand issued by the U.S. Federal Trade Commission to University of Phoenix in July 2015 seeking information relating to advertising, marketing, and sale of secondary or postsecondary educational products or services or educational accreditation products or services; and

•	The Investigative Subpoena issued by the California Attorney General’s office in August 2015 seeking information relating to recruiting of U.S. military and California National Guard personnel and related matters and the use of U.S. military logos and emblems in marketing.

The University has previously taken action to resolve these DoD compliance issues, as follows:

•	University of Phoenix immediately discontinued the use of challenge coins when the matter was raised by the DoD in July 2015, although use of these tokens, which have no value, is widespread in the military and other universities;

•	The University has discussed with the DoD the manner in which approvals will be obtained for future sponsored events at military installations in accordance with the DoD MOU. Notably, all of the prior sponsored events in question had been approved by base officials and were conducted pursuant to written agreements.

In the October 7, 2015 notice of probation, the DoD acknowledged that the University has taken appropriate corrective action regarding these prior compliance issues.

As to the investigative demands to produce information, neither the FTC Civil Investigative Demand nor the California Attorney General subpoena contains any allegations of misconduct, and the University currently is cooperating fully with these agencies to produce the specified information. No charges have been made in connection with these investigations.

The DoD Notice indicates that the University of Phoenix has fourteen days from the date of the notice to submit relevant information to the DoD for its consideration. The DoD has stated that after review it may continue the University’s eligibility to participate, with or without conditions, or may terminate the University’s eligibility to participate in the DoD Tuition Assistance Program.

In fiscal year 2015, receipts from the DoD Tuition Assistance Program represented less than 1.0% of University of Phoenix net revenue, and during the fourth quarter of the fiscal year approximately 4,000 students received tuition benefits under the program.

University of Phoenix currently is reviewing this notice of probation. Because the status of “probation” is not specifically provided for in the DoD MOU, we cannot at this time evaluate the procedure or the timing for addressing this probation status or whether the University will be successful in doing so.

Apollo Education Group, Inc.

October 9, 2015	By:	/s/ Joseph L. D’Amico
	Name:	Joseph L. D’Amico
	Title:	Interim Chief Financial Officer